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Exhibit 10.2
EXCLUSIVE LICENSE AGREEMENT
THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) dated as of July 31, 2026 (the “Effective Date”), is entered into between Auson Pharmaceuticals Inc., a New Jersey corporation (“Auson”), with a place of business at 1200 Route 22 East, Suite 2000, Bridgewater, NJ 08807, and Eton Pharmaceuticals, Inc., a Delaware corporation (“Eton”), with a place of business at 21925 Field Pkwy, Suite 235, Deer Park, Illinois 60010. The parties hereby agree as follows:

1.Definitions. For the purposes of this Agreement, the following terms have their respective meanings set forth below, and grammatical variations of such terms have corresponding meanings:

1.1“Action” means any action, cause of action, claim, complaint, charge, suit, examination, demand, inquiry, investigation, audit, indictment, litigation, hearing, mediation, arbitration or other proceeding, whether civil, criminal, administrative, judicial or investigative, formal or informal, whether at Law or in equity, and whether private or public, including by or before any Governmental Entity.

1.2“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.3“API” means the active pharmaceutical ingredient timolol (including timolol maleate and any other salt, ester, free-base, hydrate, polymorph, or solvate form thereof).

1.4“Auson Development Activities” means (a) all research, development, formulation, preclinical, analytical, stability, and other scientific activities performed by or on behalf of Auson or any of its Affiliates in connection with Product at any time prior to the Effective Date, and (b) any additional research, development, or other scientific activities that are reasonably necessary for the continued development, Regulatory Filing, or Registration of Product but expressly excluding the Bioavailability Study.

1.5“Bioavailability Study” means the bioavailability study required by the FDA as a condition to NDA approval for Product, as more fully described in Section 4.2.

1.6“cGMP” means the principles detailed in the United States Current Good Manufacturing Practices (21 C.F.R. §§200, 211).

1.7“Commercially Reasonable Efforts” means, with respect to a party’s obligations under this Agreement, the level of efforts and resources that such party would devote to a product of similar market potential, at a similar stage in its development or product life, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated competitive conditions, and profitability, in each case as measured by the facts and circumstances at the time such efforts are due.

1.8“Competitive Product” means any product (other than Product) that (a) contains the API or (b) is indicated or being developed for the treatment of infantile hemangiomas, in each case for marketing, sale, or distribution in the Territory.

1.9“Confidential Information” means all information and data that (a) is provided by one party under this Agreement, and (b) if disclosed in writing or other tangible medium

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is marked or identified as confidential at the time of disclosure to the recipient, is acknowledged at the time of disclosure to be confidential, or otherwise should reasonably be deemed to be confidential. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such information and data which, and only to the extent, the recipient can establish by written documentation: (i) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (ii) is disclosed to the recipient free of confidentiality obligations by a third person who has the right to make such disclosure, (iii) is or becomes part of the public domain through no fault of the recipient, or (iv) the recipient can reasonably establish is independently developed by persons on behalf of recipient without access to or use of the information disclosed by the disclosing party. Subject to the exceptions set forth in clauses (ii) and (iii), and solely with respect to Eton, clause (iv) above, (x) the Technology and Licensed Product Assets shall be Confidential Information of both parties, and (y) the Transferred Product Assets shall be Confidential Information of Eton only.
1.10“Contract” means any mortgage, indenture, lease, contract, covenant, arrangement, agreement, instrument, commitment, purchase order, or license.

1.11“Derived” or “derived” means acquired, obtained, conceived, reduced to practice, developed, created, synthesized, designed, derived or resulting from, based upon or otherwise generated (whether directly or indirectly, or solely or jointly with others, or in whole or in part).

1.12“Existing Supply Agreements” means those certain agreements, arrangements, or purchase order relationships between Auson and any contract manufacturer and/or supplier of the API with respect to the Territory listed on Schedule 1.12, as each may be amended from time to time prior to the Effective Date.
1.13“FDA” means the Food and Drug Administration of the United States or any successor thereto.

1.14“FDCA” means the Federal, Food Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended.

1.15“First Commercial Sale” means, with respect to Product in the Territory, the first arm’s-length sale of Product by Eton or any of its Affiliates or Sublicensees to a Third Party in the Territory after Registration of such Product, but excluding any sale at or below Eton cost for compassionate use, named patient use, expanded access, treatment IND, or similar pre-commercial or non-commercial purposes.

1.16“GAAP” means United States generally accepted accounting principles.

1.17“Generic” means, with respect to a Product, a pharmaceutical product sold by a Third Party, not authorized by Eton, which contains the same or equivalent active pharmaceutical ingredient(s) as contained in such Product, and has the same strength, same dosage form, and is therapeutically equivalent to such Product.

1.18“Governmental Entity” means any government, any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether multinational, national, foreign, domestic, territorial, federal, state, municipal or local, governmental entity, quasi-governmental entity, self-regulatory organization (including any securities exchange) or any judicial or public or private arbitrational body or tribunal, court, commission, board, bureau, agency or instrumentality or any regulatory, administrative or other department, political or other subdivision or branch of any of the foregoing.

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1.19“IND” means the Investigational New Drug application filed by Auson with the United States Federal Drug Administration number 167589.

1.20“In-License” means any license, settlement agreement or other agreement or arrangement between Auson or any of its Affiliates and any Third Party pursuant to which Auson or any of its Affiliates obtains a license or sublicense or a covenant not to sue or similar grant of rights to any patents or other intellectual property rights of such Third Party with respect to the Product, its use, or its manufacture.
1.21“Law” means any federal, national, territorial, state, municipal or local, foreign, multi-national or domestic statute, act, law (including common law), treaty, ordinance, rule, regulation, order, writ, injunction, directive, judgment, award, code, approval, permit, decree, ruling, or other legally binding requirement, in each case, having the force and effect of law, or any similar form of decision or approval of, or determination by, or binding interpretation or administration of, any of the foregoing issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of a Governmental Entity.

1.22“Licensed IP Rights” means the Licensed Patent Rights, the Licensed Know-How Rights and all other intellectual property rights related to the Product, its use, or its manufacture owned by, or licensed to (with the right to grant sublicenses), Auson or any of its Affiliates, whether existing as of the Effective Date or derived at any time after the Effective Date, including in the Licensed Product Assets.

1.23“Licensed Know-How Rights” means all trade secret and other know-how rights related to the Product, its use, or its manufacture owned by, or licensed to (with the right to grant sublicenses), Auson or any of its Affiliates, whether existing as of the Effective Date or derived at any time after the Effective Date, including that relates to the Licensed Product Assets.

1.24“Licensed Patent Rights” means, collectively, (a) all patents and patent applications owned by or licensed to (with the right to grant sublicenses), Auson or any of its Affiliates (including provisional patent applications) in any jurisdiction that claim or cover the Product, its use, or its manufacture (whether existing on or any time after the Effective Date), including those listed on Schedule 1.23, together with all divisionals, continuations and continuations-in-part that claim priority to, or common priority with, the foregoing; (b) all patents issuing therefrom (including utility models and design patents and certificates of invention); (c) all reissues, reexaminations, inter partes reviews, renewals, restorations, extensions and supplementary protection certificates of any of the foregoing patent applications or patents; (d) all confirmation patents, registration patents or patents of addition based on any of the foregoing patents; and (e) all foreign counterparts of any of the foregoing, or as applicable portions thereof.

1.25“Licensed Product Assets” means the following, other than Transferred Product Assets:
1.25.1 All clinical and development data, records, reports, and results reasonably necessary or useful to make, use, offer for sale, sell, import, obtain and maintain Registrations for, and otherwise exploit the Product in the Territory;

             1.25.2 All domain names and other intellectual property rights reasonably necessary or useful to make, use, offer for sale, sell, import, obtain and maintain Registrations for, and otherwise exploit the Product; and

         1.25.3 All other assets reasonably necessary or useful to make, use, offer for sale, import, obtain and maintain Registrations for, and otherwise exploit the Product in the Territory.

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1.26“Net Sales” means the gross sales price of Product invoiced by Eton, its Sublicensees or its or their respective Affiliates to customers who are not Affiliates (or are Affiliates but are the end users of such Product), less, in each case determined in accordance with GAAP: (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers given in the ordinary course of business and consistent with industry custom and practices; (b) freight and insurance costs in transporting Product; (c) cash, quantity and trade discounts, rebates and other price reductions for Product given in the ordinary course of business and accordance with industry standards for such items; (d) sales, use, value-added and other direct taxes to the extent included in the invoiced gross sales price; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing Product; (f) any government-mandated manufacturing tax with respect to the Product, including the brand manufacturer’s tax imposed pursuant to the Patient Protection and Affordable Care Act (Pub. L. No. 111148) (as amended or replaced); (g) the portion of administrative fees attributable to the Product paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers or Medicare Prescription Drug Plans; (h) costs incurred with respect to the Product in connection with patient support services, including insurance benefit investigations, co-pay assistance, and provision of free or low-cost drugs to patients; (i) an allowance for uncollectible or bad debts; and (k) any other similar and customary deductions that are consistent with the applicable party’s accounting standards as consistently applied, but which may not be duplicative of the above deductions.

Net Sales will exclude Product transferred or disposed of in accordance with customary industry practices as free samples or at or below costs of goods therefor for any so-called treatment investigational new drug sales, named patient sales, expanded access program, compassionate or emergency use sales or pre-license sales made for non-commercial, compassionate purpose, or any indigent program or promotional or educational purposes.

1.27“Orange Book–Listed Patent Right” means any Licensed Patent Right that is listed, or required to be listed, in the Orange Book with respect to Product.

1.28“Orange Book” means the FDA publication entitled “Approved Drug Products with Therapeutic Equivalence Evaluations,” as updated from time to time.

1.29“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.30“Product” means the pharmaceutical product containing the API in topical gel form for the treatment of infantile hemangiomas, identified as ASN001 and which is the subject of IND No. 167589, including the formulation, presentation, and concentration thereof, and all improvements, enhancements, line extensions, and modifications thereto.

1.31“Registration” means any registration, license, permit or governmental approval or clearance from the FDA or other regulatory authority necessary for the purchase, distribution, promotion, marketing or sale of a human pharmaceutical product.

1.32 “Regulatory Filing” means any New Drug Application (“NDA”) or Abbreviated New Drug Application (“ANDA”), any Investigational New Drug Application, or any other application, notification or submission made to or with the FDA or other regulatory authority for Registration of a human pharmaceutical product, together with all amendments and supplements to any of the foregoing.

1.33 “Royalty Period” means the period commencing on the First Commercial Sale of Product in the Territory and ending on the later of: (a) the fifteenth (15th) anniversary of the First Commercial Sale; and (b) the expiration of the last-to-expire Orange Book–Listed Patent Right.

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1.34 “Sublicensee” means a Third Party to whom Eton has granted a sublicense, immunity or other right under the Licensed Patent Rights to offer to sell, sell or otherwise commercialize Product, provided such sublicense has not expired or been terminated.

1.35 “Specifications” means the specifications for Product mutually agreed by the parties in writing, as modified from time to time by mutual written agreement.

1.36 “Tax” or “Taxes” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

1.37 “Technology” means (a) Product, (b) all compositions, components and formulations thereof, (c) all uses and methods of manufacture of the foregoing, and (d) all other discoveries, inventions (whether or not protectable under patent laws), designs, developments, works of authorship, data, information, compositions, formulae, procedures, protocols, techniques, results of experimentation and testing and other technology reasonably necessary or useful to make, use, offer for sale, sell, import, obtain and maintain Registrations for, and otherwise exploit Product in the Territory, whether existing as of the Effective Date or derived at any time after the Effective Date.

1.38 “Territory” means Canada and the United States, together with their respective possessions and territories.

1.39 “Territory-Specific IP Rights” means all Licensed Patent Rights within the
Territory.

1.40 “Third Party” means any Person other than Eton, Auson or their respective
Affiliates.
1.41 “Trademarks” means registered and unregistered trademarks, trade names, designs, logos and markings of any kind.

1.42 “Transferred Product Assets” means the following:

1.42.1 All Regulatory Filings for Product in the Territory, and all
correspondence and communications received from a regulatory authority related to Product in the Territory;

1.42.2 All clinical and development data, records, reports, and results specific to Product; and

1.42.3 All inventory, inputs, raw materials, registration batches, stability samples, and related materials specific to the Product in the Territory owned or controlled by Auson or any of its Affiliates, including all samples and batches undergoing stability testing.

1.43 “Valid Claim” means a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a

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decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.44 “Valid Condition” means any FDA-imposed clinical hold on the IND for Product, any delay outside Eton’s reasonable control (including any regulatory delay or inability to obtain Product), or any Force Majeure Event.

2.Representations and Warranties.

2.1By Each Party. Each party represents and warrants to the other party as follows:

2.1.1Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.1.2Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.1.3All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it. Neither party, its Affiliates, its (sub)contractors, nor any of its or their officers, directors, employees or consultants, have been debarred by the FDA or other applicable governing health authority (or authorities), under any existing or prior law or regulation.

2.2 By Auson. Auson represents, warrants and covenants to Eton as follows:

2.2.1 Auson has good, valid and marketable title to each of the Transferred Product Assets, and each of the Transferred Product Assets is owned solely by Auson, free and clear of any claims and encumbrances. The tangible assets included in the Transferred Product Assets are (a) maintained in accordance with normal industry practice and (b) in good operating condition and repair (subject to normal wear and tear). Each of the Transferred Product Assets owned or purported to be owned by Auson prior to the Effective Date will be owned solely by Eton immediately following the Effective Date.

2.2.2 Auson has the right to grant to Eton the rights and licenses purported to be granted hereunder, including under the Licensed IP Rights and with respect to the Licensed Product Assets. Each of the Licensed Product Assets and Licensed IP Rights purported to be licensed hereunder will be licensed to Eton immediately following the Effective Date as fully contemplated herein.

2.2.3 As of the Effective Date, there are no In-Licenses.

2.2.4 Neither Auson nor any of its Affiliates shall transfer, convey or assign any of the Licensed IP Rights to any Person unless such Person validly and enforceably agrees in writing

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to the applicable terms and conditions of this Agreement, and Auson shall promptly notify Eton in writing of any transfer, conveyance or assignment of any of the Licensed IP Rights.

2.2.5 All data, information, results of experimentation and testing provided by Auson to the FDA or to Eton regarding the Product are accurate and complete in all material respects.

2.2.6 All Licensed Patent Rights are listed on Schedule 2.2.6.

2.2.7 All Licensed IP Rights and all Transferred Product Assets are currently in compliance with applicable legal requirements (including payment of filing, examination and maintenance fees), and are not subject to any unpaid maintenance fees or Taxes or actions falling due within ninety (90) days after the Effective Date. To the knowledge of Auson, all of the Licensed Patent Rights are valid, subsisting, and enforceable. To the knowledge of Auson, there are no facts that could give rise to any claim challenging the foregoing. Except as set forth on Schedule 2.2.7, no Third Party has challenged or has threatened to challenge Auson’s ownership or license rights in, to or under Product or the Technology, or the validity, enforceability, or claim construction of any of Licensed Patent Rights, nor, to the knowledge of Auson, are there any facts which could give rise to any such challenge.

2.2.8 Auson shall perform its obligations hereunder in accordance with all applicable Laws (including cGMP and all applicable FDA or other regulatory authority requirements) and generally accepted industry standards for such actions.

2.2.9 The Auson Development Activities have been and shall be performed in a professional and workmanlike manner in accordance with applicable industry standards. Without limiting the foregoing, (a) all Auson Development Activities (including all preclinical studies, formulation development, analytical testing, and stability testing) have been and shall be conducted in accordance with all applicable Laws, cGMP, good laboratory practices, and all applicable study protocols; (b) all data, results, and reports generated in connection with the Auson Development Activities are and shall be accurately reported, complete, and not misleading in any material respect; and (c) no data, results, or reports generated in connection with the Auson Development Activities have been or shall be manipulated, fabricated, or selectively reported to create false impression of results.

2.2.10 All registration batches, stability samples, and related materials included in the Transferred Product Assets (a) have been manufactured, stored, and maintained in accordance with all applicable Laws (including cGMP and applicable ICH guidelines), applicable study protocols, and all applicable FDA requirements and (b) are in good condition and have not been adulterated, contaminated, tampered with, or otherwise compromised. Auson has not taken or failed to take any action that would compromise the integrity or validity of any stability study or other testing program relating thereto.

2.2.11 To the knowledge of Auson, neither Product nor use in accordance with its current indications thereof infringes, misappropriates or otherwise violates the intellectual property rights of any Third Party.

2.2.12 There is no claim, action, suit, proceeding or investigation (or any counter or cross-claim in an action brought by or on behalf of Auson), whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to Auson’s knowledge, threatened, against Auson, which (a) could reasonably be expected to adversely affect Auson’s ability to perform its obligations under this Agreement or complete any of the transactions contemplated hereby; or (b) involves the possibility of any judgment or liability, or which may become a claim, against the Product or the business related to commercial exploitation of the Product.

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2.2.13 Auson is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a material adverse effect on Auson or the commercial exploitation of the Product. No unresolved (a) charges of violations of Laws or regulations relating to Auson’s business have been made or threatened; (b) proceedings or investigations relating to Auson’s business are pending or have been threatened; and (c) citations or notices of deficiency have been issued or have been threatened, against Auson relating to or arising out of its business with respect to the Product by any Governmental Entities.

2.1.14 Auson has all required licenses, franchises, permits, concessions, exemptions, orders, certificates, registrations, re-registrations, applications, consents, approvals, qualifications or other similar authorizations and has complied with all directives issued by applicable Governmental Entities necessary for Auson to conduct the development activities and regulatory submissions related to Product that have been conducted or made as of the Effective Date (the “Permits”). The IND for Product is valid and in full force and effect, and the IND will not be terminated as a result of the transactions contemplated by this Agreement. Auson is in compliance with all requirements, conditions, and upkeep for the IND and all other Permits. All Regulatory Filings used in connection with any and all requests for the IND or any other Permit, when submitted to the FDA or any other Governmental Entity, were true, correct, and complete as of the date of submission, and any updates, changes, corrections or modifications with respect to such Regulatory Filings, required under applicable Laws have been submitted to the FDA or other relevant Governmental Entity.

2.2.15 Product, to the extent manufactured or distributed for development or clinical purposes, is not and has not been adulterated or misbranded as defined by the FDCA and its implementing regulations, and complies and has complied with all applicable Regulatory Filings and applicable Law and policies and guidance documents (e.g., Guidance to Industry) issued by the FDA and any other Governmental Entity with respect to processing, storing, developing, manufacturing, and distributing of Product.

2.2.16 There have been no recalls, field corrections, clinical holds, market withdrawals, or suspensions conducted by or on behalf of Auson or imposed by the FDA or any other Governmental Entity concerning Product, whether voluntary or otherwise. Auson has provided true, correct and complete copies of all applications, approvals, written notices of inspectional observations, establishment inspection reports, and any other material correspondence received from any Governmental Entity, including the FDA, with respect to Product. There is not, and has not been, any notice of any adverse inspection, finding of deficiency, finding of non-compliance, FDA Form 483 observation, warning letter, untitled letter, or other compliance or enforcement action from or by any Governmental Entity relating to Product or any facility at which Product has been manufactured or stored.

2.2.17 Auson has not received any claim, complaint, or communication, whether written or oral, (a) alleging that Product failed to meet its specifications set forth in applicable Regulatory Filing or Specifications, or (b) alleging that Product received by such Person was of poor or substandard quality or incomplete upon receipt.

2.2.18 Auson is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar material agreements with or imposed by any Governmental Entity. Auson has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or a similar policy enforced by any other Governmental

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Entity. Neither Auson nor any director, officer, employee, or agent thereof has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law.

2.2.19 Schedule 2.2.19 lists the Contracts to which Auson is a party as of the date hereof which arise out of or relate to the development, manufacture or supply of Product (the “Material Contracts”), including the Existing Supply Agreements. True, correct and complete copies of each Material Contract (in each case, including all amendments and supplements thereto) have been made available to Eton. Auson is not in violation of or in default under (nor, to the knowledge of Auson, are there any existing conditions which with either the passage of time or giving of notice or both would cause such a violation or default under) any such Material Contract. Each such Material Contract is in full force and effect, and is a legal, valid and binding obligation of Auson, and to the knowledge of Auson, each of the other parties thereto, and is enforceable in accordance with its terms. Auson has not received notice that it is in violation or breach of or in default under any such Material Contract. Except as set forth on Schedule 2.2.19, no such Material Contract has a provision that would require consent, notice, or the payment of money or transfer of property as a result of the transactions contemplated herein.

2.2.20 The representations and warranties made by Auson in this Agreement and the schedules to be delivered pursuant to this Agreement do not contain any untrue statement of material fact or omit to state a material fact necessary to make any of them in the light of the circumstances in which they were made, not misleading.

2.2.21 Auson has not retained or used the services of an agent, finder, or broker in connection with the transactions contemplated by this Agreement.

2.3 By Eton. Eton represents, warrants and covenants to Auson as follows:

2.3.1     Eton shall perform its obligations hereunder in accordance with all applicable Laws (including cGMP and all applicable FDA or other regulatory authority requirements) and generally accepted industry standards for such actions.

2.3.2. There is no claim, action, suit, proceeding or investigation (or any counter or cross-claim in an action brought by or on behalf of Eton, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to Eton’s knowledge, threatened, against Eton, which (a) could reasonably be expected to adversely affect Eton’s ability to perform its obligations under this Agreement or complete any of the transactions contemplated hereby; or (b) involves the possibility of any judgment or liability, or which may become a claim, against the Product or the business related to commercial exploitation of the Product.

    2.3.3     Eton is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a material adverse effect on Eton or the commercial exploitation of the Product. No unresolved (a) charges of violations of Laws or regulations relating to Eton’s business have been made or threatened; (b) proceedings or investigations relating to Eton’s business are pending or have been threatened; and (c) citations or notices of deficiency have been issued or have been threatened, against Eyon relating to or arising out of its business by any Governmental Entities that would have a material impact on Eton’s performance of its obligations hereunder and commercialization of Products in the Territory.

2.3.4 Eton has all required licenses, franchises, permits, concessions, exemptions, orders, certificates, registrations, re-registrations, applications, consents, approvals,

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qualifications or other similar authorizations and has complied with all directives issued by applicable Governmental Entities necessary for Eton to conduct the development activities and regulatory submissions related to Product that Eton undertakes herein to perform.

     2.3.5     Eton is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar material agreements with or imposed by any Governmental Entity. Eton has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56
Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or a similar policy enforced by any other Governmental Entity. Neither Eton nor any director, officer, employee, or agent thereof has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law.

    2.3.6     Eton has and throughout the Term will continue to have the technical expertise, experience and personnel necessary to develop, market, commercialize and manufacture Product in the manner contemplated by this Agreement.

2.3.7 No contracts, commitments or agreements of any nature exist, and none will be entered into by Eton during the Term, that impair or inhibit the ability of Eton to perform its obligations hereunder.
    2.3.8 All Product marketed, sold, manufactured or supplied by Eton during the Term shall not be misbranded or adulterated under the Laws in the Territory. All Product manufactured by or for Eton shall comply with Product specifications and be manufactured, filled, tested, packaged and stored in accordance with Product Registration and all applicable GMPs, and Laws in the Territory.

2.3.9 Eton shall comply with all applicable Laws in the Territory relating the advertising, sale, and other marketing activities concerning Product and its obligations hereunder.

    2.3.10      Eton shall throughout the Term, at its expense, obtain and maintain any and all licenses, permits, orders, applications and consents required by the Regulatory Authorities in the Territory to store, market, sell and distribute Product and perform its obligations under this Agreement.

    2.3.11 Eton has not retained or used the services of an agent, finder, or broker in connection with the transactions contemplated by this Agreement.

2.4 DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 2, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE TECHNOLOGY, THE PRODUCT OR ANY OTHER MATTER, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

3.Transfer of Assets.

3.1Transferred Product Assets. Subject to the terms and conditions of this Agreement, Eton hereby agrees to, and hereby does, purchase from Auson, and Auson hereby agrees to, and hereby does, sell, convey, transfer, and assign to Eton, on the Effective Date, all of Auson’s right, title and interest in and to the Transferred Product Assets. To the extent necessary to comply with applicable privacy laws, Auson shall have the right to redact patient identifying information from any data or information transferred

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to Eton. On the Effective Date, Auson shall deliver to Eton all Transferred Product Assets and all Licensed Product Assets (or copies thereof, as applicable).

3.2No Assumption of Liabilities. Eton shall not be obligated to assume or perform and is not assuming or performing any liabilities or obligations of Auson which relate to Auson’s ownership of the Transferred Product Assets prior to the Effective Date, to Auson’s use or exploitation of the Technology (including commercialization of Product), or otherwise, whether known or unknown, fixed or contingent, certain or uncertain, and regardless of when they are or were asserted, and Auson shall remain responsible for and shall promptly pay such liabilities.

3.3Transfer Documents. The sale, conveyance, transfer, and assignment of the Transferred Product Assets may be further evidenced by the due execution and delivery by the parties of any additional bills of sale, assignment, or other title transfer documents and instruments as reasonably requested by Eton, and Auson shall promptly execute and deliver such documents and instruments.

3.4Document Handover and Deficiency Cure. Within ninety (90) days following Eton’s receipt of the Transferred Product Assets, Eton shall have the right to review the delivered materials and notify Auson in writing of any material deficiencies or omissions. Upon receipt of any such deficiency notice, Auson shall use Commercially Reasonable Efforts to cure such deficiency within thirty (30) days.

4.Development and Registration.

4.1Auson Development. Auson shall be responsible for and shall perform the Auson Development Activities at its own expense, but with the total expense limit of $500,000, and in accordance with this Agreement, cGMP and all applicable Laws. Auson shall keep Eton reasonably informed of its progress in performing the Auson Development Activities. Without limiting the generality of the foregoing, following the end of each calendar quarter, Auson shall prepare and provide Eton with a reasonably detailed written report describing in detail its progress in performing the Auson Development Activities sufficient to enable Eton to understand and monitor Auson’s diligence and the results thereof, through such date of such report. When requested by Eton, Auson shall provide reasonable assistance to Eton in connection with the preparation and submission of the NDA until Registration of Product.

4.2Bioavailability Study.

4.2.1Eton shall be responsible for the management and expense of the Bioavailability Study. Eton shall conduct the Bioavailability Study in accordance with this Agreement, the applicable protocol, cGMP, and all applicable Laws.

4.2.2Auson shall provide Eton with all data and a full right of reference regarding any previously conducted studies related to Product.

4.2.3Auson shall have the right to monitor the Bioavailability Study and to utilize the data therefrom for regulatory filings and development activities outside the Territory. Eton shall keep Auson reasonably informed of its progress in conducting the Bioavailability Study.

4.2.4If Eton elects not to initiate the Bio Bioavailability Study within nine (9) months after the Effective Date without a Valid Condition preventing such initiation, Auson shall have the right to terminate this Agreement upon written notice to Eton.

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4.3Registration.

4.3.1Eton shall be solely responsible for preparing and submitting the NDA for Product in the Territory in its own name. Eton shall pay the NDA filing fee.

4.3.2Auson shall have the right to review the NDA filing package and provide comments thereon. Eton shall provide Auson with a draft of the NDA filing package reasonably in advance of submission to the FDA and shall consider Auson’s comments in good faith, provided that Eton shall have final decision-making authority with respect to the content and timing of all Regulatory Filings in the Territory.
4.3.3When requested by Auson, Eton shall provide Auson with copies of such Regulatory Filings, clinical data, and other documents relating to Product in the Territory as are reasonably necessary to support Auson’s or its partners’ regulatory filings for Product outside the Territory.

4.3.4Eton shall own, and Auson hereby assigns to Eton, all right, title and interest in and to any and all Regulatory Filings and Registrations for Product in the Territory. Eton shall have the exclusive right (a) to prepare, file, prosecute, submit and control all Regulatory Filings for Product in the Territory; (b) to interact and communicate with the FDA and other regulatory authorities in the Territory regarding Regulatory Filings and Registration of Product; (c) to collect information on the adverse effects of Product and report the same to the FDA and other regulatory authorities in the Territory; and (d) to coordinate and control any recall of Product in the Territory and reporting relevant information to the FDA and other regulatory authorities. Eton shall consider in good faith the interests of Auson in doing so. Auson shall assist Eton, upon request, in connection therewith.

4.3.5Promptly after the Effective Date (but in no event more than two (2) business days thereafter), Auson shall electronically submit through the FDA’s electronic gateway a letter notifying the FDA of the transfer of the Regulatory Filings of Product in the Territory, in the form as mutually agreed by the parties prior to the Effective Date, and Auson shall provide a copy of such letter to Eton. Promptly after Auson has submitted such letter, Eton shall submit through the FDA’s electronic gateway a letter notifying the FDA of its acceptance of the transfer of such Regulatory Filings, in the form as mutually agreed by the parties prior to the Effective Date. Auson hereby grants to Eton a full right of reference to all Regulatory Filings and data submitted by or on behalf of Auson to the FDA with respect to Product.

4.3.6Auson shall keep Eton reasonably informed regarding all Regulatory Filings and Registrations for Product outside the Territory. Without limiting Auson’s obligations under Section 4.4, Auson shall promptly notify Eton in writing of any safety signal, regulatory action, or other material regulatory development outside the Territory that could reasonably be expected to affect the development, Registration, manufacture, or commercialization of Product in the Territory.

4.4Pharmacovigilance and Quality.

4.4.1Each party shall maintain an effective system for the review, evaluation and reporting of Product complaints and adverse drug experiences, as defined in 21 C.F.R. §314.80(a) and as required under applicable law.

4.4.2Each party shall promptly (but in any event within three (3)
business days) advise the other of any safety or toxicity problem of which either party becomes aware regarding Product. Auson shall, as soon as reasonably practicable but in any event within forty-eight (48) hours following notification to Auson, inform Eton in the event of any FDA or other regulatory inspection relating

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to Product and shall immediately (but in any event within one (1) business day) notify Eton in writing of any adverse event relating to Product.

4.4.3Upon either party’s request, the parties shall negotiate and enter into a written, commercially reasonable pharmacovigilance agreement and/or quality agreement for Product.

5.Manufacturing Transition.

5.1Introduction to Suppliers. Promptly following the Effective Date, and in any event within sixty (60) days of the Effective Date, Auson shall (a) introduce Eton to each supplier and contract manufacturer party to the Existing Supply Agreements, (b) facilitate Eton’s negotiation of direct supply agreements with each such supplier and contract manufacturer, and (c) provide Eton with all relevant manufacturing documentation, specifications, batch records, and other information reasonably necessary for Eton to establish a direct supply relationship with each such supplier and contract manufacturer.

5.2Transition Cooperation. Auson shall cooperate with Eton and the applicable suppliers and contract manufacturers to effect an orderly transition of the supply relationship, including by (a) providing introductions and facilitating communications between Eton and each contract manufacturer; (b) transferring all relevant manufacturing documentation, batch records, stability data, and specifications; (c) providing such technology transfer and technical assistance as Eton reasonably requests; and (d) making available to Eton all inventory, raw materials, and work-in-progress related to Product.

5.3Interim Supply Arrangement. If Eton is unable to establish a direct supply agreement with any supplier or contract manufacturer party to the Existing Supply Agreements, Auson shall, upon Eton’s written request, place purchase orders with such supplier or contract manufacturer on Eton’s behalf for the supply of Product or any component thereof. Auson shall pass through all costs associated with such purchase orders to Eton at cost, without markup, and Eton shall reimburse Auson for all such costs within thirty (30) days of receipt of an invoice therefor, together with reasonable supporting documentation.

5.4Non-Interference. Auson shall not, directly or indirectly, take any action that interferes with, impedes, or is intended to discourage any supplier or contract manufacturer party to the Existing Supply Agreements from entering into a direct supply agreement with Eton for the manufacture or supply of Product or any component thereof in the Territory.

5.5Maintenance of Supplier Relationships. From and after the Effective Date and until such time as Eton has established direct supply agreements with each supplier and contract manufacturer party to the Existing Supply Agreements (or Eton confirms in writing that it no longer requires Auson to maintain such relationship), Auson shall continue to conduct business with each such supplier and contract manufacturer in the manner in which Auson conducted business with such supplier or contract manufacturer prior to the Effective Date.

5.6Branding. Eton shall have the sole right to determine all Trademarks used in connection with the promotion, marketing and sale of Product in the Territory, and Eton shall own all such Trademarks.

5.7Access to Development Records. Without limiting Eton’s rights under Sections 3.4 and 8.1:
5.7.1Auson shall make available to Eton or its representatives upon request all documentation, records, raw data, specimens, protocols, reports, and other work product relating to the

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Auson Development Activities, including all development records, preclinical study data, formulation records, analytical testing data, and stability data related to Product.

5.7.1Auson shall preserve and maintain all records and documentation relating to the Auson Development Activities for a period of no less than seven (7) years following the Effective Date (or longer if required by applicable Law) and shall make such records available to Eton upon reasonable request.
5.7.2Eton shall have the right to conduct audits of Auson’s records relating to the Auson Development Activities for Auson’s compliance with the terms and conditions of this Agreement, upon reasonable advance notice and during normal business hours.

5.7.3No review or audit conducted by Eton under this Section shall relieve Auson of any liability for any deficiency in the Auson Development Activities or for Auson’s failure to meet its obligations under this Agreement.

6.Commercialization.

6.1Grant of Rights. Subject to the terms and conditions of this Agreement, Auson hereby grants to Eton an exclusive (even as to Auson) right and license (with the right to grant sublicenses through multiple tiers) under the Licensed IP Rights (a) to research, develop, make, have made, use, offer for sale, sell, import, or otherwise exploit, commercialize or dispose of Product in the Territory and (b) to make or have made Product worldwide for use, offering for sale, sale, importation or other exploitation, commercialization or disposition of Product in the Territory. Subject to the satisfaction of Auson’s obligations hereunder and obtaining applicable Registration(s) for Product, Eton shall use Commercially Reasonable Efforts to commercialize Product in the Territory.

6.2Sublicenses. The licenses granted under this Agreement include the right of Eton to freely engage its Affiliates and Third Parties in exercising such rights and in carrying out its activities and obligations under this Agreement, in each case subject to the terms and conditions of this Agreement. Any Sublicense granted by Eton under this Agreement (directly or indirectly through an Affiliate of Eton) to a Third Party shall be (a) in writing and (b) consistent with the applicable terms and conditions of this Agreement (i.e., not materially limit or otherwise materially impact the other Party’s rights or obligations under this Agreement). Both Parties shall be fully responsible for compliance with and any breach of this Agreement by any of their respective Affiliates and/or Sublicensees. Eton will provide Auson with notice of any Sublicense agreement entered into by Eton or any of its Affiliates, and any material amendment thereto, within fifteen (15) days of its execution. For the avoidance of doubt, the engagement by Eton or its Affiliates of subcontractors, consultants, contract manufacturers, contract research organizations, or other service providers to perform activities on behalf of Eton in connection with this Agreement shall not constitute a sublicense hereunder, and such engagements shall not be subject to the notice or other requirements applicable to Sublicenses under this Section.

6.3Auson Assistance. At Eton’s reasonable request and Eton cost, Auson shall provide such documents and instruments and take such other actions to facilitate Eton’s commercialization of Product hereunder, including assistance with supply chain logistics.
7.Financial Terms.

7.1Upfront Payment. Within thirty (30) days after the Effective Date, Eton shall pay to Auson an upfront fee of three million dollars ($3,000,000).

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7.2Milestone Payments. During the Term, upon the first achievement of any of the following milestone events, Eton shall provide written notice thereof to Auson and pay to Auson the corresponding one-time milestone payment. The milestone payment for the first milestone event set forth below shall be due within thirty (30) days following the date of achievement of such milestone event. The milestone payment for each subsequent milestone event shall be due within sixty (60) days following the end of the calendar year in which such milestone event is first achieved. In the event that Eton fails to pay any amount due hereunder within the sixty (60) day period specified above, Eton shall pay late payment interest on such overdue amount at a rate equal to the lesser of (a) one percent (1%) per month and (b) the maximum rate permitted under applicable Law, in each case calculated from the day immediately following the expiration of said sixty (60) day period up to and including the date of actual payment in full.

Milestone Event	Milestone Payment
First Commercial Sale of Product after FDA Approval	$5,000,000
First Calendar Year in which aggregate annual Net Sales in the Territory of Product meet or exceed $20,000,000	$1,000,000
First Calendar Year in which aggregate annual Net Sales in the Territory of Product meet or exceed $40,000,000	$2,500,000
First Calendar Year in which aggregate annual Net Sales in the Territory of Product meet or exceed $80,000,000	$5,000,000
First Calendar Year in which aggregate annual Net Sales in the Territory of Product meet or exceed $150,000,000	$10,000,000
First Calendar Year in which aggregate annual Net Sales in the Territory of Product meet or exceed $280,000,000	$10,000,000

7.3Royalties .

7.3.1Subject to the terms and conditions of this Agreement, Eton shall pay to Auson royalties equal to the following percentage of Net Sales in the Territory during the Royalty Period by Eton, its Sublicensees and their respective Affiliates.

Portion of Cumulative Aggregate Net Sales of Product in the Territory	Royalty Rate
Less than or equal to $200,000,000	10%
Greater than $200,000,000 but less than or equal to $400,000,000	13%
Greater than $400,000,000	15%
7.3.2If, during the Term, the manufacture, use, offer for sale, sale or import of Product in the territory in which manufactured, used, offered for sale, sold or imported would not infringe a Valid Claim (if such Valid Claim were in an issued patent and not licensed hereunder), then the royalty

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rate under Section 7.3.1 for Product shall be reduced by two (2) percentage points (e.g., a royalty rate of 10% would be reduced to 8%).

7.3.3If, during any calendar quarter during the Term, Net Sales of Product in the Territory decline by twenty percent (20%) or more compared to the average quarterly Net Sales of Product in the Territory (evaluated over the four (4) calendar quarters immediately preceding the first commercial sale of a Generic of Product in the Territory) as a result of one or more Generics of Product, as reasonably demonstrated by Eton, then the royalty rate for Product shall be reduced to the greater of (a) fifty percent (50%) of the royalty rate before giving effect to this Section 7.3.3 and (b) seven percent (7%).

7.3.4If Eton, its Sublicensees or its or their respective Affiliates is required to pay royalties to any Third Party in order to make, have made, use, sell, offer to sell or import Product, then Eton shall have the right to credit twenty five percent (25%) of such Third Party royalty payments against the royalties owing to Auson under Section 7.3.1, provided, however, that (a) such credit shall not exceed fifty percent (50%) of the royalties otherwise payable to Auson for the applicable calendar quarter, and (b) Eton shall provide Auson with a true and complete copy of the relevant Third Party license agreement evidencing such required royalty payment (provided that Eton may redact therefrom any information not reasonably necessary to evidence the existence and amount of such required royalty payment).

7.3.5Beginning with the third Calendar Year after First Commercial Sale of Product, Eton shall be responsible to Auson for a minimum annual royalty of [information redacted], (the “Minimum Annual Royalty”); provided, however, that the Minimum Annual Royalty obligation shall not apply with respect to any Calendar Year if the cumulative aggregate royalty payments paid by Eton to Auson under Section 7.3.1 from the Effective Date through the end of such Calendar Year exceed [information redacted]. If Eton fails to satisfy the Minimum Annual Royalty for any Calendar Year in which such obligation applies (i.e., the total Royalty payments paid by Eton to Auson for such Calendar Year pursuant to Section 7.3.1 is less than the Minimum Annual Royalty), then Auson shall provide written notice of such shortfall to Eton, and Eton shall have ninety (90) days thereafter to cure such shortfall by paying to Auson the difference between the Minimum Annual Royalty and the actual royalty payments made for such Calendar Year. If Eton fails to cure such shortfall within such ninety (90)-day period, then the license granted by Auson to Eton under Section 6.1 shall thereupon automatically become nonexclusive without the need for any action or notice by any Person, and, accordingly, Auson shall have the non-exclusive right to make, have made, use, offer for sale, sell, import, or otherwise exploit, commercialize or dispose of Product in the Territory.

7.4Reports and Payments. Within forty-five (45) days after the end of each calendar quarter during the Royalty Period, Eton shall deliver to Auson a report showing for such calendar quarter (a) the calculation of Net Sales for such calendar quarter and (b) the payments due under this Agreement for Net Sales in such calendar quarter. Eton shall remit the total payments due during such calendar quarter at the time such report is made. Payment in whole or in part may be made in advance of such due date. No such reports or payments shall be due for any Product before the First Commercial Sale of such Product. In the event that Eton fails to pay any amount due hereunder within the forty-five (45) day period specified above, Eton shall pay late payment interest on such overdue amount at a rate equal to the lesser of (a) one percent (1%) per month and (b) the maximum rate permitted under applicable Law, in each case calculated from the day immediately following the expiration of said forty-five (45) day period up to and including the date of actual payment in full.

7.5Withholding Taxes. Eton shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts payable by Eton, its Sublicensees or its or their respective Affiliates, or any taxes required to be withheld by Eton, its

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Sublicensees or its or their respective Affiliates, to the extent Eton, its Sublicensees or its or their respective Affiliates pay to the appropriate governmental authority on behalf of Auson such taxes, levies or charges. Eton shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Auson by Eton, its Sublicensees or its or their respective Affiliates. Eton promptly shall deliver to Auson proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

7.6Audits.

7.6.1Upon the written request of a party (the “Auditing Party”) and not more than once in each calendar year, the other party shall permit an independent certified public accounting firm of nationally recognized standing selected by the Auditing Party and reasonably acceptable to the other party, at the Auditing Party’s expense, to have access during normal business hours to such of the financial records of the other party as may be reasonably necessary to verify the accuracy of any invoices, royalty reports, or other financial records of any amounts owed hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which the Auditing Party has already conducted an audit under this Section).

7.6.2If such accounting firm concludes that additional amounts were owed during the audited period, the other party shall pay such additional amounts within forty-five (45) days after the date the Auditing Party delivers to the other party such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by the Auditing Party; provided, however, to the extent the auditor determines an underpayment discrepancy greater than five percent (5%), then the other party shall pay the reasonable fees and expenses charged by such accounting firm.

7.6.3The Auditing Party shall cause its accounting firm to retain all financial information subject to review under this Section 7.6 in strict confidence; provided, however, that the other party shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate and reasonable non-disclosure agreement with the other party regarding such financial information. The accounting firm shall disclose to the Auditing Party only whether the amounts are correct or not and the amount of any discrepancy. No other information shall be shared. The Auditing Party shall treat all such financial information as the other party’s Confidential Information (as defined below), and shall not disclose such financial information to any Third Party or use it for any purpose other than as specified in this Section 7.6.

7.7Transfer Taxes. All transfer, sales, use, registration, documentary, stamp, duty, conveyance, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other documents and instruments contemplated hereby, if any, shall be borne and paid by Auson when due. Unless otherwise required by applicable Law, Auson shall, at its own expense, timely file any Tax return or other document with respect to such Taxes or fees (and Eton shall cooperate with respect thereto as necessary).

8.Post-Effective Date Covenants.
8.1Preservation of Records. The parties shall preserve and keep the records held by it relating to Product for a period of seven (7) years following the Effective Date (or longer if required by applicable Law) and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, as may be reasonably required by either Party in connection with any insurance claims by or against, actions by or against, Tax audits against, governmental investigations of, or compliance with applicable Laws by, Eton, in each case, at requesting party’s sole cost and expense.

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8.2Non-Competition.

8.2.1Without the permission from Eton, during the Term, to the greatest extent permissible under applicable Law, neither Auson nor its Affiliates shall, directly or indirectly, whether by itself or through any other Person, (a) research, develop, manufacture, submit Regulatory Filings for, market, solicit orders for, offer for sale, sell, import, distribute, commercialize or otherwise provide Competitive Product in the Territory in any manner; or (b) enter into any agreement to do any of the foregoing or directly or indirectly assist any Third Party or Affiliate in any of the foregoing.

8.2.2Auson hereby acknowledges that a breach or threatened breach of this Section 8.2 would give rise to irreparable harm to Eton, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Auson of any such obligations, Eton shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

8.2.3Auson hereby acknowledges that the geographic boundaries, scope of prohibited activities and the duration of the provisions of this Section 8.2 are reasonable and are no broader than are necessary to protect the legitimate business interests of Eton, including the ability of Eton to realize the benefit of its bargain under this Agreement and to enjoy the goodwill of the business related to Product, and that such restrictions constitute a material inducement to Eton to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 8.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 8.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

8.3Further Assistance. During and after the Term, Auson shall provide all cooperation reasonably requested by Eton at Eton cost for any out of pocket costs Auson may incur in providing such cooperation in connection with any effort by Eton to establish, perfect, defend, or enforce its rights in or to the Licensed IP Rights and the Transferred Product Assets. Such cooperation shall include (a) executing such further assignments, transfers, licenses, releases and consents, (b) providing such data and information as may be useful for Eton to respond to any Governmental Entity regarding Product or to obtain or maintain Registrations therein, and (c) providing such data and information, consulting with Eton and executing and delivering all such further documents and instruments, in each case as requested by Eton regarding the subject matter of this Agreement.

8.4Transfer of Registration Batches and Stability Samples. Within thirty (30) days after the Effective Date (or such other date as the parties may agree), Auson shall transfer physical custody and control of all registration batches, stability samples, and related materials included in the Transferred Product Assets to Eton or its designee, at such location(s) as Eton shall reasonably direct. Such transfer shall be accompanied by all associated documentation, including certificates of analysis, stability protocols, stability data, batch records, and chain-of-custody records. Auson shall bear all costs associated with such transfer. Until such transfer is completed, Auson shall continue to store and maintain such materials in accordance with all applicable Laws, cGMP, applicable ICH guidelines, and applicable study protocols,

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and shall not use, dispose of, or take any action with respect to such materials without Eton’s prior written consent.

8.5Litigation Cooperation. In the event that Eton is involved in any Action related to Product, Auson shall, at Eton’s sole cost and expense, provide reasonable cooperation to Eton and its attorneys in the prosecution or defense of any such Action, including participation in interviews with Eton attorneys, appearing for depositions, participation in written discovery, testifying in administrative, judicial or arbitration proceedings, or any other participation necessary for the prosecution or defense of any such Action.

9.Indemnification and Insurance.
9.1Indemnification by Auson. Auson shall indemnify, defend and hold harmless Eton, its Affiliates, and its and their respective officers, directors, shareholders, employees, agents and representatives (collectively “Eton Indemnitees”) from any and all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Losses”) arising from any Action by a Third Party (each, a “Claim”), to the extent arising out of or caused by: (a) the gross negligence or willful misconduct of Auson, its Affiliates or its or their respective agents; (b) any breach of any representation, warranty or covenant of this Agreement by Auson; (c) Auson’s failure to fully comply with all applicable Laws regarding Product or its manufacture; (d) the development, manufacture, marketing, promotion, distribution, use, or sale of Product by or on behalf of Auson, whether before or after the Effective Date, or any liability or obligation whatsoever of Auson; . provided, however, that the foregoing indemnity obligations shall not apply to the extent that any Loss arises from, is based on, or results from any matter set forth in Section 9.2 for which Eton is obligated to indemnify Auson Indemnitees.

9.2Indemnification by Eton. Eton shall indemnify, defend and hold harmless Auson, its Affiliates, and its and their respective officers, directors, shareholders, employees, agents and representatives (collectively “Auson Indemnitees”) from any and all Losses arising from any Claim, to the extent arising out of or caused by (a) the gross negligence or willful misconduct of Eton, its Affiliates or its or their respective agents; (b) any breach of any representation, warranty or covenant of this Agreement by Eton; (c) Eton’s failure to fully comply with all applicable Laws regarding Product or its manufacture, sale or use; (d) the distribution or marketing of Product by Eton, its Affiliates or their respective agents, or (e) the use of Product in accordance with the applicable label by any customer; provided, however, that the foregoing indemnity obligations shall not apply to the extent that any Loss arises from, is based on, or results from any matter set forth in Section 9.1 for which Auson is obligated to indemnify Eton Indemnitees.

9.3Procedure. A party seeking indemnification (the “Indemnitee”) shall promptly notify the other party (the “Indemnifying Party”) in writing of a Claim; provided that an Indemnitee’s failure to give such notice or delay in giving such notice shall not affect such Indemnitee’s right to indemnification under this Section 9 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. The Indemnifying Party shall have the right to control the defense of all indemnification claims hereunder. The Indemnitee shall have the right to participate at its own expense in the Claim with counsel of its own choosing. The Indemnifying Party shall consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested at the Indemnifying Party’s sole cost and expense. The Indemnifying Party shall not settle or otherwise consent to an adverse judgment in any such Claim that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

9.4Insurance. Each party shall maintain insurance, including product liability insurance, with respect to its activities under this Agreement in such amount as such party customarily

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maintains with respect to similar activities, but not less than such amount as is reasonable and customary in the industry. Each party shall maintain such insurance for so long as it continues its activities under this Agreement, and thereafter for so long as such party customarily maintains insurance for itself covering similar activities.

9.5Liability Cap. Notwithstanding anything to the contrary in this Agreement, each party’s aggregate liability to the other party under this Agreement (whether in contract, tort, or otherwise), excluding liability arising from such party’s fraud or willful misconduct, shall not exceed the greater of three million dollars ($3,000,000) and the total amounts actually paid to Auson by Eton under this Agreement as of the date the claim accrues.

9.6LIMITATION OF LIABILITY. WITHOUT LIMITING THE RIGHTS OR REMEDIES OF THE PARTIES REGARDING THE OBLIGATIONS TO INDEMNIFY, DEFEND AND HOLD HARMLESS PURSUANT TO THIS SECTION 9 OR THE CONFIDENTIALITY OBLIGATIONS PURSUANT TO SECTION 10, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT, ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.
10.Confidentiality.
10.1Confidentiality. During the Term and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence the Confidential Information of the other party, shall not use or grant the use of the Confidential Information of the other party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other party except on a need-to-know basis to such party’s (sub)licensees, suppliers, contract manufacturers, directors, officers, employees and consultants, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement. Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

10.2Permitted Disclosures. The confidentiality obligations contained in this
Section 10 shall not apply to the extent that a party is required (a) in the reasonable opinion of such party’s legal counsel, to disclose information by applicable law, regulation, rule (including rule of a stock exchange or automated quotation system), order of a governmental agency or a court of competent jurisdiction or legal process, including tax authorities, or (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that, to the extent practicable, such party shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof. Notwithstanding anything to the contrary herein, Eton may disclose the terms and conditions of this Agreement to any Person with whom Eton has, or is proposing to enter into, a business relationship related to Product, as long as such Person has entered into a confidentiality agreement with Eton.

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11.Licensed Patent Rights.
11.1Prosecution and Maintenance.
11.1.1Except as otherwise set forth in Section 11.1.2, Auson shall have the sole right, at its sole expense, to prepare, file, prosecute and maintain the Licensed Patent Rights. Auson shall consider in good faith the interests of Eton in so doing. Eton shall assist Auson, upon request and at Auson’s sole expense, and to the extent commercially reasonable, in connection therewith. Other than the Territory-Specific IP Rights, with respect to each patent application and patent within the Licensed Patent Rights, Auson shall (a) provide Eton with any patent application filed by Auson promptly prior to filing and consider in good faith reasonable comments by Eton thereon; (b) provide Eton with any patent application filed by Auson promptly after such filing; and (c) notify Eton of any interference, opposition, reexamination request, nullity proceeding, appeal or other interparty action, review it with Eton as reasonably requested, and receive and consider in good faith reasonable comments by Eton thereon.

11.1.2As between the parties, Auson shall control, at its sole expense, the preparation, filing, prosecution and maintenance of the Territory-Specific IP Rights consistent with prudent business practices and shall consider in good faith the interests of Eton, its Sublicensees, and its and their respective Affiliates. With respect to each patent application and patent within the Territory-Specific IP Rights, Auson shall (a) provide Eton with each patent application to be filed by Auson reasonably in advance of filing and incorporate reasonable comments by Eton thereon; (b) provide Eton with a copy of any patent application filed by Auson promptly after such filing; (c) provide Eton with copies of all correspondence and communications received regarding such patent applications and patents and implement reasonable comments by Eton in connection therewith; (d) provide Eton with copies of all correspondence and communications sent regarding such patents and patent applications; and (e) notify Eton of any interference, opposition, reexamination request, nullity proceeding, appeal or other similar action regarding such patents and patent applications, review it with Eton as reasonably requested, and implement reasonable comments by Eton thereon. Auson shall not abandon, withdraw, or allow to lapse any patent or patent application within the Territory-Specific IP Rights without providing Eton with at least sixty (60) days' prior written notice thereof. In the event that Auson elects to discontinue the prosecution or maintenance of any such patent or patent application, Auson shall, at Eton's request, promptly assign to Eton all right, title and interest in and to such patent or patent application for no further consideration, and such patent or patent application shall no longer be within the Licensed Patent Rights. Following any such assignment, Eton shall have the sole right, at its sole expense, to prosecute, maintain, enforce, and defend such assigned patent or patent application, and Auson shall provide reasonable cooperation in connection therewith at Eton's request and expense. Eton shall assist Auson, upon request and at Auson’s sole expense, and to the extent commercially reasonable, in connection with Auson’s activities under this Section.

11.2Enforcement and Defense.
11.2.1Each party shall promptly notify the other party of any substantial and continuing infringement known to such party of any Licensed Patent Rights and shall provide the other party with the available evidence, if any, of such infringement.

11.2.2Except as otherwise set forth in Section 11.2.3, Auson shall have the sole right, at its expense, to enforce the Licensed Patent Rights. Auson shall consider in good faith the interests of Eton in so doing. Eton shall assist Auson, upon request and at Auson’s sole expense, in connection therewith.

11.2.3Eton shall have the sole right, at its expense, to enforce the Territory-Specific IP Rights. Eton shall consider in good faith the interests of Auson in so doing. Auson shall assist

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Eton, upon request and at Eton’s sole expense, in connection therewith, including by joining as a named plaintiff in any such action.

11.2.4With respect to any action to enforce the Licensed Patent Rights to abate any infringement thereof, all monies recovered upon the final judgment or settlement of any such action shall be applied as follows: (a) first, to reimburse the costs and expenses (including reasonable attorneys’ fees and costs) of Eton and Auson; and (b) second, to the party prosecuting such action.

12.Term and Termination.
12.1Term. The Agreement commences on the Effective Date and continues until the end of the Royalty Period, unless earlier terminated under Section 12.2 (the “Term”).

12.2Termination.
12.2.1In the event of a material breach of this Agreement by either party, including for violation of any applicable trade control or anti-corruption law, the non-breaching party may provide written notice of such breach to the breaching party, including a description of the breach, and indicating the non-breaching party’s intent to terminate this Agreement. The breaching party shall have sixty (60) days from its receipt of such notice to cure the breach, provided the breach is capable of being cured within the sixty (60) day period. If the breaching party fails to cure the breach within such period, then unless otherwise agreed by the non-breaching party, this Agreement shall terminate upon expiration of such cure period. If the breach is not capable of being remedied within sixty (60) days, then the Agreement terminates upon the written notice.

12.2.2Each party shall have the right to terminate this Agreement immediately upon written notice if the manufacture, distribution or sale of Product in the Territory materially contravenes any new or existing applicable Law and cannot be brought into compliance with such Law within a reasonable period of time after notice thereof.

12.2.3Auson shall have the right to terminate this Agreement in accordance with Section 4.2.4.
12.2.4Eton shall have the right to terminate this Agreement at its convenience for any reason or no reason upon sixty (60) days prior written notice of termination to Auson.

12.3Effect of Termination or Expiration.
12.3.1Termination or expiration of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of any party prior to such termination or expiration. Without limiting the foregoing and upon any termination or expiration of this Agreement, (a) Sections 1, 2, 4.4, 5.7, 7.4, 7.5, 7.6, 7.7, 8.1, 8.3, 8.5, 9, 10, 12.3 and 13 shall survive, and (b) subject to Section 12.3.3, Eton shall retain ownership of all Regulatory Filings and Registrations for Product in the Territory. In addition, upon any termination of this Agreement, Eton shall have the right to sell off any existing inventory of Product on the terms of this Agreement for a period of twelve (12) months.

12.3.2Upon expiration of this Agreement or termination by Eton pursuant to Sections 12.2.1, (a) in addition to the provisions set forth in Section 12.3.1, Sections 4.3, 5.6, 6.1, 6.2, 8.2 and 11 shall additionally survive, and (b) all rights and licenses granted to Eton hereunder will become fully paid-up, royalty-free, irrevocable, and perpetual.

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12.3.3If Auson terminates this Agreement pursuant to Section 12.2.1 or 12.2.3, or Eton terminates under section 12.2.4 then (a) Eton shall, within thirty (30) days after the date of termination, assign to Auson all right, title and interest in and to (i) all Regulatory Filings and Registrations for Product in the Territory, (ii) all Transferred Product Assets, (iii) all data and results generated by or on behalf of Eton in connection with the Bioavailability Study or any other development activities for Product, to the extent in existence as of the date of termination, and (iv) all registration batches, stability samples, and related materials previously transferred to Eton, and (b) Auson shall have the right to pursue development and commercialization of Product on its own or through any Third Party, without any further obligation to Eton.

13.Miscellaneous.
13.1Relationship of Parties. The relationship between Auson and Eton, with respect to this Agreement, is only that of independent contractors notwithstanding any activities set forth in this Agreement. Neither party is the agent or legal representative of the other party, and neither party has the right or authority to bind the other party in any way. This Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.

13.2Governing Law and Resolution of Disputes.
13.2.1This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its conflict of laws principles. The United Nations Convention on Contracts for the International Sale of Goods is expressly excluded.

13.2.2Any and all disputes or claims arising from or out of this Agreement shall be litigated exclusively before a court of the State of Delaware in Wilmington, Delaware, or, if subject matter jurisdiction exists, the United States District Court for the District of Delaware. Each party hereby irrevocably and unconditionally consents to the exclusive personal jurisdiction and service of, and venue of, any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim that any action, lawsuit or proceeding brought in any such court has been brought in an inconvenient forum. Any judgment issued by such a court may be enforced in any court having jurisdiction.

13.3Assignment. Neither party may assign or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business related to Product, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 13.3 shall be void.

13.4Counterparts. This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument. Execution and delivery by electronic signature (including PDF) shall be deemed valid and sufficient.

13.5Waiver. The failure of any party to enforce any of its rights hereunder or at law shall not be deemed a waiver of any of its rights or remedies against another party, unless such waiver is in writing and signed by the party to be charged. No such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party. All rights and remedies conferred herein shall be cumulative and in addition to all of the rights and remedies available to each party at law, equity or otherwise.

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13.6Severability. If any clause or provision of this Agreement is found by a court of competent jurisdiction to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, then and in that event, the remainder of this Agreement shall not be affected thereby, and in lieu of each such clause or provision, there shall be added as a part of this Agreement a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

13.7Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Auson:	Auson Pharmaceuticals Inc. 1200 Route 22 East, Suite 2000, Bridgewater, NJ 08807 Attention: Chief Executive Officer
If to Eton:	Eton Pharmaceuticals, Inc. 21925 Field Pkwy, Suite 235 Deer Park, Illinois 60010 Attention: Chief Executive Officer
13.8Further Assurances. The parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

13.9Entire Agreement. This Agreement (including all Schedules hereto) constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements regarding the subject matter hereof, whether oral or written, including the confidentiality agreement between the parties entered into before the Effective Date. This Agreement shall be modified or amended only by a writing specifically referring to this Agreement signed by duly authorized representatives of both Eton and Auson.

13.10Force Majeure. Neither party shall be liable for any delay or failure to perform its obligations under this Agreement to the extent such delay or failure is caused by events beyond the reasonable control of such party, including natural disasters, pandemics, epidemics, acts of war or terrorism, government actions, FDA shutdowns or regulatory moratoria, clinical site closures, or failures of Third Party suppliers or carriers (“Force Majeure Event”); provided that the affected party provides prompt written notice to the other party and uses Commercially Reasonable Efforts to mitigate the effects of such Force Majeure Event. Any time-based obligation of the affected party (including under Section 4.2.4) shall be extended for the duration of the Force Majeure Event.

13.11No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and does not create any rights in, or obligations to, any Third Party.

13.12Headings and Construction. No rule of construction shall be applied to the disadvantage of a party because that party was responsible for the preparation of this Agreement or any part of this Agreement. The Article and Section headings in this Agreement are for convenient reference only and shall be given no substantive or interpretive effect. With respect to all terms used in this Agreement, words used in the singular include the plural and words used in the plural include the singular. The word

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‘including’ means including without limitation, and the words ‘herein,’ ‘hereby,’ ‘hereto’ and ‘hereunder’ refer to this Agreement as a whole. Unless the context otherwise requires, references found in this Agreement: (a) to Articles and Sections mean the Articles and Sections of this Agreement, as amended, supplemented and modified from time to time; (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time, to the extent provided by the provisions thereof and by this Agreement; and (c) to a statute or a regulation mean such statute or regulation as amended from time to time.
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IN WITNESS WHEREOF, each party has caused its duly authorized representative to execute this Agreement as of the Effective Date.

AUSON PHARMACEUTICALS

By: /s/Enxian Lu
Name: Enxian Lu
Title: CEO

ETON PHARMACEUTICALS, INC.

By: /s/Sean Brynjelsen
Name: Sean Brynjelsen
Title: CEO

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